[LOGO]

                          FOR IMMEDIATE RELEASE
                          ---------------------
                             June 2, 2000

For Further Information, Please Contact:

Fred W. Kelly, Jr., Chairman and CEO
SUN BANCORP, INC. (SUBI)
2-16 South Market Street
PO Box 57
Selinsgrove, PA 17870
Telephone (570) 374-1131
www.sunbancorp.com
------------------
info@sunbancorp.com


  SUN BANCORP, INC. (SUBI) is restructuring its investment portfolio to take advantage of higher interest rates.  However, in order to take advantage of this opportunity, SUN BANCORP, INC. (SUBI) must sell a portion of its current portfolio at a loss which is expected to be approximately $2.1MM.
 	The expected loss will significantly reduce earnings, as compared to prior quarters.  In time, the expected superior performance of the restructured investment portfolio, including tax advantages should not only enable SUN
BANCORP, INC. (SUBI) to recover the current loss, but also to increase income to the bank going forward.  This opportunity would have been lost without restructuring.
 	SUN BANCORP, INC. (SUBI) is committed to growing core value.  We continue to experience expansion of net interest income.  Both loans and deposits continue to grow as planned.  The restructuring of the investment portfolio allows SUN to complement the positive developments in the loan and deposit areas and provides stakeholders with an investment in our future.
                                 * * * * * * *
  The management of SUN BANCORP, INC. (SUBI) has made forward-looking statements in this press release.  These forward-looking statements may be subject to risks and uncertainties.  Forward-looking statements include the information concerning possible or assumed future investment performance and results of operations of SUN BANCORP, INC. (SUBI) and its subsidiaries.
 	Shareholders and investors should note that many factors could affect the future investment performance and financial results of SUN BANCORP, INC. (SUBI)
and its subsidiaries, both individually and collectively, and could cause those results to differ materially from those expressed in the forward-looking statements contained in this press release.  These factors include the following:
    * Interest rate fluctuations;
    *	Operating, legal and regulatory risks;
    *	Economic, political and competitive forces affecting our banking, securities, asset management and credit services businesses, and;
    *	The risk that our analyses of these risks and forces could be incorrect and or that the strategies developed to address them could be unsuccessful.

  SUN BANCORP, INC. (SUBI) is a Pennsylvania Bank holding company with 15 offices and 34 automated teller machines throughout central Pennsylvania. Sun reported assets of $715,746,000. at March 31, 2000. SUN BANCORP, INC. (SUBI) stock is traded on the Nasdaq under the symbol SUBI.



2-16 SOUTH MARKET STREE
P.O. BOX 57
SELINSGROVE, PA  17870

TELEPHONE 570-374-1131
www.sunbancorp.com